[letterhead of Otto Law Group, PLLC]

August 24, 2006

Viva International

C/O Rodolfo Dominguez, President

1023 Business Park Drive, Suite #4

Traverse City, MI 49686

Re:	Engagement of The Otto Law Group, PLLC

Dear Officers and Directors of Viva International, Inc.:

This Engagement Agreement (the “Agreement”) confirms the principal terms under which Viva International Inc. (the “Company”) agrees to engage The Otto Law Group, PLLC (“Otto Law”). Under this Agreement, Otto Law will assist the Company with various matters, including, without limitation, the following:

1.	Providing legal advice and assisting with certain securities issues, corporate finance issues and investor issues;

2.	Providing legal advice with respect to the Company’s corporate organization, capitalization, potential corporate transactions and corporate governance; and

3.

Providing legal advice with respect to a contemplated Company or shareholder financing plan, any restricted stock allocation and related stock distribution matters, related transactions and other general business matters.

In connection with the provision of the foregoing services, Otto Law and the Company agree to the following compensation arrangement:

1.

The Company shall engage Otto Law for legal services required in connection with certain corporate finance, securities, contractual and other matters relating to the Company’s operations and financing;

2.

In connection with the contemplated Company or shareholder financing plan as referred to in Section 3, above, Otto Law shall assist the Company in the establishment of an Escrow Account, related Escrow Agreement, and act as Escrow Agent, for which Otto Law shall receive an “Escrow Agent Fee” of two and one half percent (2.5%) of the Proceeds, as defined under the “Escrow Agreement” between the Company, Otto Law and Charles van Musscher, entered in to on or about the same date as the date of this Agreement.

ENGAGEMENT AGREEMENT - 1

3.

Otto Law shall bill the Company for fees, primarily on an hourly basis, according to Otto Law’s usual and customary charges. Otto Law’s hourly rates are as follows: the rate for Senior Attorneys will be $350.00 to $400.00 hourly; the rate for associates will be $185.00 to $250.00; and the rate for non-attorney members of our staff will be between $75.00 and $120.00 per hour;

4.

Otto Law shall receive a retainer in the amount of either (i) Fifty Thousand Dollars ($50,000.00), and to the extent such amount is expended additional funds shall be provided such that the amount on deposit as retainer is always $50,000.00, which will be applied against billable hours or (ii) One Million (1,000,000) shares of Company common stock which shall be registered on Form S-8 pursuant to the rules and regulations of the United States Securities and Exchange Commission (collectively referred to as the “Retainer”).

5.	The Company shall pay all legal fees owed in excess of the Retainer to Otto Law upon successful completion of the financing, merger or acquisition.

We look forward to working together and helping you and the Company achieve its financial and business objectives. If the proposed terms are acceptable to you and the Company, please sign below and return the signed copy of this Agreement to me.

If you have any further questions or concerns, please do not hesitate to contact me.

Sincerely,

The Otto Law Group, PLLC

/s/ David M. Otto

Agreed and accepted this 16th day of August 2006.

Viva International, Inc.

By:	/s/ Rodolfo Dominguez

Name: Rodolfo Dominguez

Its: President

ENGAGEMENT AGREEMENT - 2